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+--------+
| FORM 3 |           U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                   WASHINGTON, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                Filed pursuant to Section 16(a) of the Securities
                Exchange Act of 1934, Section 17(a) of the Public
                     Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

         Moulder               Robin
    ----------------------------------------------------------------------------
        (Last)                (First)              (Middle)

         1201 First Avenue South, Suite 330
    ----------------------------------------------------------------------------
                    (Street)

         Seattle              WA                    98134
    ----------------------------------------------------------------------------
        (City)             (State)                  (Zip)

2.  Date of Event Requiring Statement      (Month/Day/Year)        5/04/01
                                                                --------------

3.  IRS Identification Number of Reporting Person, if an Entity
    (Voluntary)                                                 --------------

4.  Issuer Name and Ticker or Trading Symbol             E-City Software, Inc.
                                                       ------------------------

5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

     X  Director        X  Officer       10% Owner         Other
    ---                ---            ---               ---
                          (give title below)               (specify below)

         Chief operating officer
    ----------------------------------------------------------------------------

6.  If Amendment, Date of Original (Month/Day/Year)

--------------------------------------------------------------------------------

7.  Individual or Joint/Group (Check Applicable Line)

      X     Form Filed by One Reporting Person
     ---
            Form filed by More than One Reporting Person
     ---

              TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED


--------------------------------------------------------------------------------
1. Title        2. Amount of          3. Ownership Form:     4. Nature of
   of              Securities Bene-      Direct (D) or          Indirect Bene-
   Security        ficially Owned        Indirect (I)           ficial Owner-
   (Instr. 4)      (Instr. 4)            (Instr. 5)             ship (Instr.5)
--------------------------------------------------------------------------------
   Common Stock    20,000                 D
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  5(b)(v).

               TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED
         (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative  2. Date Exer-      3. Title and Amount of Securities  4. Conversion  5. Ownership     6. Nature of Indirect
   Security (Instr. 4)     cisable and        Underlying Derivative Security     or             Form of          Beneficial
                           Expiration         (Instr. 4)                         Exercise       Derivative       Ownership
                           Date                                                  Price          Security:        (Instr. 5)
                          (Month/Day/                                            of             Direct (D) or
                           Year)                                                 Derivative     Indirect (I)
                           ------------------------------------------------      Security       (Instr. 5)
                           Date    Expira-                        Amount or
                           Exer-   tion           Title           Number of
                           cisable Date                           Shares
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses: None


** Intentional misstatements or omissions of facts constitute Federal
   Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


        /s/ Robin Moulder                                5/25/01
-----------------------------------------           -----------------
     **Signature of Reporting Person                      Date



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